As filed with the Securities and Exchange Commission on February 21, 2025

Registration No. 333-278032

Registration No. 333-270228

Registration No. 333-263535

Registration No. 333-259064

Registration No. 333-256568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-278032)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-270228)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-263535)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-259064)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-256568)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Singular Genomics Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2948451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3010 Science Park Road

San Diego, CA 92121

(858) 333-7830

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Singular Genomics Systems, Inc. 2021 Equity Incentive Plan

Singular Genomics Systems, Inc. 2021 Employee Stock Purchase Plan

Singular Genomics Systems, Inc. 2016 Stock Plan

(Full title of the plan)

Andrew Spaventa

Chief Executive Officer

and Chairperson of the Board

Singular Genomics Systems, Inc.

3010 Science Park Road

San Diego, CA 92121

(858) 333-7830

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Gunderson Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Road, Suite 200 San Diego, CA 92130 (858) 436-8000	Dalen Meeter Chief Financial Officer Singular Genomics Systems, Inc. 3010 Science Park Road San Diego, CA 92121 (858) 333-7830

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Singular Genomics Systems, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No.  333-256568, filed with the SEC on May 27, 2021, registering 4,653,058 shares of Common Stock issuable under the Singular Genomics Systems, Inc. 2016 Stock Plan (the “2016 Plan”), 11,220,157 shares of Common Stock issuable under the Singular Genomics Systems, Inc. 2021 Equity Incentive Plan, (the “2021 Plan”), and 730,000 shares of Common Stock issuable under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

2.	Registration Statement No. 333-259064, filed with the SEC on August 25, 2021, registering 5,165,450 shares of Common Stock issuable under the 2016 Plan.

3.

Registration Statement No.  333-263535, filed with the SEC on March 14, 2022 registering 3,621,937 shares of Common Stock issuable under the 2021 Plan and 724,387 shares of Common Stock issuable under the 2021 ESPP.

4.

Registration Statement No.  333-270228, filed with the SEC on March 2, 2023, registering 3,592,734 shares of Common Stock issuable under the 2021 Plan and 718,546 shares of Common Stock issuable under the 2021 ESPP.

5.

Registration Statement No.  333-278032, filed with the SEC on March 18, 2024, registering 3,691,158 shares of Common Stock issuable under the 2021 Plan and 738,231 shares of Common Stock issuable under the 2021 ESPP.

The number of shares of Common Stock referenced above refers to the number of shares originally registered on the respective Registration Statement and does not account for the 1-for-30 reverse stock split effected by the Company on June 26, 2024.

On December 22, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), and Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 21, 2025, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of entering into the Merger Agreement and satisfaction of the closing conditions thereunder, immediately prior to the closing of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 21, 2025.

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name: Andrew Spaventa
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.